Exhibit 99.1

Wintrust Financial Corporation
727 North Bank Lane, Lake Forest, Illinois 60045

News Release

FOR IMMEDIATE RELEASE	April 21, 2005

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION REPORTS
RECORD EARNINGS FOR THE FIRST QUARTER;
FIRST QUARTER NET EARNINGS UP 29%

               LAKE FOREST, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq: WTFC) announced record quarterly net income of $15.0 million for the quarter ended March 31, 2005, an increase of $3.4 million, or 29%, over the $11.6 million recorded in the first quarter of 2004. On a per share basis, net income for the first quarter of 2005 totaled $0.65 per diluted common share, a $0.11 per share, or 20%, increase as compared to the 2004 first quarter total of $0.54 per diluted common share. The return on average equity for the first quarter of 2005 stood at 12.68% versus 13.10% for the first quarter of 2004.

     Total assets rose to $7.35 billion at March 31, 2005, an increase of $2.39 billion, or 48%, compared to $4.96 billion a year ago. Total deposits as of March 31, 2005 were $5.93 billion, an increase of $1.86 billion, or 46%, as compared to $4.07 billion at March 31, 2004. Total loans grew to $4.86 billion as of March 31, 2005, a $1.40 billion, or 40%, increase over the $3.46 billion balance as of a year ago. Shareholders’ equity increased to $562.5 million, or a book value of $23.99 per share, at March 31, 2005 compared to $369.0 million or a book value of $18.26 per share at March 31, 2004.

     “We are very pleased with our results in the first quarter of 2005, especially the core net interest margin expansion and our balance sheet growth. As anticipated, continued increases in interest rates are having a positive effect on our net interest margin,” commented Edward J. Wehmer, President and Chief Executive Officer. “Our efforts in the relentless pursuit of credit quality are once again reflected in the first quarter results that show very low levels of non-performing assets and net charge-offs of loans.” Mr. Wehmer added, “In the past 12 months, we added a total of 20 additional banking market locations, including opening seven new branches as part of the Company’s de novo banking strategy and adding 13 new locations as a result of the four bank acquisitions. Three additional non-banking subsidiaries were acquired as well, and each of these new entities is performing as anticipated. We continue to be focused on our performance measurement goals, with a commitment to improving both our return on assets and return on equity over the coming year. Through the efforts of each of our employees, we are comfortable with the existing range of the analysts’ earnings estimates for 2005 of $2.65 to $2.85 per share.”

     Wintrust’s key operating measures and growth rates for the first quarter of 2005 as compared to the sequential and linked quarters are shown in the table below:

				% or		% or
				basis point (bp)		basis point (bp)
				change		change
	Three Months Ended			from		from
	March 31,	December 31,	March 31,	4th Quarter		1st Quarter
($ in thousands, except per share data)	2005	2004	2004	2004 (5)		2004
Net income	$15,012	$14,172	$11,594	24%		29%
Net income per common share — Diluted	$0.65	$0.62	$0.54	20%		20%
Net revenue (1)	$73,223	$69,330	$55,194	23%		33%
Net interest income	$49,987	$45,505	$36,508	40%		37%
Net interest margin (4)	3.21%	3.18%	3.26%	3	bp	(5	)bp
Core net interest margin (2) (4)	3.41%	3.34%	3.38%	7	bp	3	bp
Net overhead ratio (3)	1.45%	1.41%	1.27%	4		18	bp
Return on average assets	0.87%	0.90%	0.94%	(3	)bp	(7	)bp
Return on average equity	12.68%	12.30%	13.10%	38	bp	(42	)bp
At end of period
Total assets	$7,345,539	$6,419,048	$4,962,773	59%		48%
Total loans	$4,858,724	$4,348,346	$3,464,741	48%		40%
Total deposits	$5,926,085	$5,104,734	$4,072,345	65%		46%
Total equity	$562,527	$473,912	$369,008	76%		52%

(1)	Net revenue is net interest income plus non-interest income.

(2)	Core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities. The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher

(3)	degree of efficiency.

(4)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

(5)	% change is annualized.

     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, balance sheet growth rates are most often expressed in terms of an annual rate like 20%. As such, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Investor News” and then choosing “Supplemental Financial Info.”

Acquisitions, De Novo Locations and Stock Offering — Impacting Comparative Financial Results

Acquisitions

     On May 19, 2004, Wintrust announced the completion (effective date of May 1, 2004) of its acquisition of SGB Corporation d/b/a WestAmerica Mortgage Company (“WAMC”) and Guardian Real Estate Services, Inc. (“Guardian”), in stock and cash merger transactions (a total of 180,438 shares of common stock were issued). WAMC engages primarily in the origination and purchase of residential mortgages for sale into the secondary market. WAMC’s operations are conducted out of its offices located in Oakbrook Terrace, Illinois, with accounting, administrative and secondary marketing operations located in Greenwood Village, Colorado. Guardian provides document preparation and other loan closing services to WAMC and its network of mortgage brokers. Guardian is headquartered in Oakbrook Terrace, Illinois.

     On September 30, 2004, Wintrust announced the completion of its acquisition of Northview Financial Corporation (“Northview”) in a stock and cash merger transaction (475,148 shares of common stock were issued). Northview was the parent company of Northview Bank and Trust (“Northview Bank”) with locations in Northfield, Mundelein and Wheaton, Illinois, and Northview Mortgage, LLC. Northview Bank began operations as a de novo bank in 1993. On December 13, 2004, the bank’s locations in Northfield became part of Northbrook Bank & Trust Company, the bank’s Mundelein location became part of Libertyville Bank & Trust Company and the bank’s Wheaton location was renamed Wheaton Bank & Trust Company.

     On October 15, 2004, Wintrust announced the completion (effective date of October 1, 2004) of its acquisition of Town Bankshares, Ltd. (“Town”) in a stock and cash merger transaction (372,535 shares of common stock were issued). Town was the parent company of Town Bank with locations in Delafield and Madison, Wisconsin. Town Bank began operations as a de novo bank in 1998.

     On January 18, 2005, Wintrust announced the completion (effective date of January 1, 2005) of its cash acquisition of Antioch Holding Company (“Antioch”). Antioch is the parent company of State Bank of The Lakes that has locations in Antioch, Lindenhurst, Grayslake, Spring Grove and McHenry.

     On March 31, 2005, Wintrust announced the completion of its acquisition of First Northwest Bancorp, Inc. (“FNBI”) in a stock and cash merger transaction (595,123 shares of common stock were issued). FNBI was the parent company of First Northwest Bank with two locations in Arlington Heights, Illinois. First Northwest Bank began operations as a de novo bank in 1995.

     The results of operations of WAMC, Guardian, Northview, Town, Antioch and FNBI are included in Wintrust’s consolidated financial results only since their respective effective dates of acquisition.

Stock Offering

     On March 30, 2005, Wintrust consummated the partial settlement of the forward sale agreement the Company entered into on December 14, 2004 with Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation, relating to the forward sale by Wintrust of 1.2 million shares of Wintrust’s common stock. Pursuant to and in partial settlement of the forward sale agreement, Wintrust issued 1.0 million shares of its common stock, and received $56.1 million from Royal Bank of Canada.

De Novo Locations

     Over the past 12 months, Wintrust opened the following de novo banking locations:

-	Palatine, Illinois (Palatine Bank & Trust, a branch of Barrington Bank & Trust Company) - first quarter of 2005

-	The Sauganash neighborhood of Chicago (North Shore Community Bank & Trust — Sauganash, a branch of North Shore Community Bank & Trust) — fourth quarter 2004

-	Lake Villa, Illinois (Lake Villa Community Bank, a branch of Libertyville Bank & Trust Company) — third quarter 2004

-	The Beverly neighborhood of Chicago (Beverly Bank & Trust Company) — second quarter of 2004

-	Gurnee, Illinois (Gurnee Community Bank, a branch of Libertyville Bank & Trust Company - second quarter of 2004

-	The Ravinia neighborhood of Highland Park, Illinois (Highland Park Bank & Trust — Ravinia, a branch of Lake Forest Bank & Trust Company) — second quarter 2004

-	Buffalo Grove, Illinois (Buffalo Grove Bank & Trust, a branch of Northbrook Bank & Trust Company) — second quarter 2004

Financial Performance Overview

     For the first quarter of 2005, net interest income totaled $50.0 million, increasing $13.5 million, or 37%, compared to the first quarter of 2004 and $4.5 million, or 40% on an annualized basis, over the fourth quarter of 2004. Average earning assets grew $1.83 billion over the first quarter of 2004, a 40% increase. Loans accounted for $1.37 billion and liquidity management assets accounted for $463 million of the total average earning asset growth compared to the first quarter of 2004.

     The provision for loan losses totaled $1.2 million for the first quarter of 2005 compared to $2.6 million for the first quarter of 2004. The lower provision for loan losses in 2005 is primarily a result of a continuing low level of non-performing loans and a reduced level of net charge-offs of loans.

     The net interest margin for the first quarter of 2005 was 3.21%, compared to 3.18% in the fourth quarter of 2004 and 3.26% in the first quarter of 2004. The net interest margin improved three basis points in the first quarter of 2005 compared to the fourth quarter of 2004 as the yield on earning assets increased by 22 basis points, the rate paid on interest-bearing liabilities increased by 17 basis points and the contribution from net free funds declined by two basis points. The earning asset yield improvement in the first quarter of 2005 compared to the fourth quarter of 2004 was primarily attributable to a 25 basis point increase in the yield on loans. The higher loan yield is reflective of the interest rate increases affected by the Federal Reserve Bank offset somewhat by continued competitive loan pricing pressures, including the pricing related to the premium finance receivables portfolio. The interest-bearing liability rate increase of 17 basis points was due to higher costs of retail deposits in the first quarter due to continued competitive pricing pressures on fixed-maturity time deposits in most of the Company’s markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition. Overall, the Company believes it is well positioned for future rate increases.

     Non-interest income totaled $23.2 million in the first quarter of 2005, increasing $4.6 million, or 24%, compared to the first quarter of 2004. Non-interest expense totaled $48.3 million in the first quarter of 2005, increasing $14.0 million, or 41.0%, over the first quarter of 2004. The net overhead ratio for the first quarter of 2005 was 1.45% compared to 1.27% for the first quarter of 2004.

     Non-performing assets totaled $25.6 million, or 0.35% of total assets, at March 31, 2005, compared to $18.6 million, or 0.29% of total assets, at December 31, 2004 and $20.7 million, or 0.42% of total assets, at March 31, 2004. $3.2 million of the increase in total non-performing assets from December 31, 2004 was attributable to the acquisitions of Antioch and FNBI. Net charge-offs as a percentage of average loans for the first quarter of 2005 were eight basis points compared to 12 basis points in the first quarter of 2004. Non-performing assets at March 31, 2005, remain at levels that the Company believes make monitoring and collection of the non-performing assets very manageable.

WINTRUST FINANCIAL CORPORATION
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2005	2004

Selected Financial Condition Data (at end of period):
Total assets	$7,345,539	$4,962,773
Total loans	4,858,724	3,464,741
Total deposits	5,926,085	4,072,345
Long-term debt — trust preferred securities	209,459	98,963
Total shareholders’ equity	562,527	369,008

Selected Statements of Income Data:
Net interest income	$49,987	$36,508
Net revenue (1)	73,223	55,194
Income before taxes	23,688	18,373
Net income	15,012	11,594
Net income per common share — Basic	0.69	0.58
Net income per common share — Diluted	0.65	0.54

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (5)	3.21%	3.26%
Core net interest margin (2) (5)	3.41	3.38
Non-interest income to average assets	1.35	1.52
Non-interest expense to average assets	2.80	2.79
Net overhead ratio (3)	1.45	1.27
Efficiency ratio (4) (5)	65.69	62.82
Return on average assets	0.87	0.94
Return on average equity	12.68	13.10

Average total assets	$6,998,515	$4,941,035
Average total shareholders’ equity	479,974	355,841
Average loans to average deposits ratio	87.0%	87.1%

Common Share Data at end of period:
Market price per common share	$47.09	$48.63
Book value per common share	$23.99	$18.26
Common shares outstanding	23,446,777	20,213,271

Other Data at end of period:
Allowance for loan losses	$39,337	$27,083
Non-performing assets	$25,566	$20,673
Allowance for loan losses to total loans	0.81%	0.78%
Non-performing assets to total assets	0.35%	0.42%
Number of:
Bank subsidiaries	14	9
Non-bank subsidiaries	10	7
Banking offices	58	38

(1)	Net revenue is net interest income plus non-interest income.

(2)	The core net interest margin excludes interest expense associated with Wintrust’s Long-term Debt — Trust Preferred Securities.

(3)	The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenues (less securities gains or losses). A lower ratio indicates more efficient revenue generation.

(5)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)		(Unaudited)
	March 31,	December 31,	March 31,
(In thousands)	2005	2004	2004

Assets
Cash and due from banks	$148,205	$128,166	$109,680
Federal funds sold and securities purchased under resale agreements	70,339	47,860	298,200
Interest bearing deposits with banks	6,108	4,961	5,098
Available-for-sale securities, at fair value	1,538,433	1,343,477	702,810
Trading account securities	3,438	3,599	4,629
Brokerage customer receivables	29,662	31,847	32,851
Mortgage loans held-for-sale	133,131	104,709	34,912
Loans, net of unearned income	4,858,724	4,348,346	3,464,741
Less: Allowance for loan losses	39,337	34,227	27,083

Net loans	4,819,387	4,314,119	3,437,658
Premises and equipment, net	217,048	185,926	162,310
Accrued interest receivable and other assets	163,179	129,702	122,561
Goodwill	196,549	113,461	48,665
Other intangible assets	20,060	11,221	3,399

Total assets	$7,345,539	$6,419,048	$4,962,773

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$581,828	$505,312	$362,643
Interest bearing	5,344,257	4,599,422	3,709,702

Total deposits	5,926,085	5,104,734	4,072,345

Notes payable	6,000	1,000	1,000
Federal Home Loan Bank advances	336,965	303,501	194,023
Subordinated notes	50,000	50,000	50,000
Other borrowings	154,991	201,924	49,165
Long-term debt — trust preferred securities	209,459	204,489	98,963
Accrued interest payable and other liabilities	99,512	79,488	128,269

Total liabilities	6,783,012	5,945,136	4,593,765

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	23,447	21,729	20,213
Surplus	407,590	319,147	247,254
Common stock warrants	828	828	1,009
Retained earnings	151,962	139,566	101,875
Accumulated other comprehensive loss	(21,300)	(7,358)	(1,343)

Total shareholders’ equity	562,527	473,912	369,008

Total liabilities and shareholders’ equity	$7,345,539	$6,419,048	$4,962,773

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
(In thousands, except per share data)	2005	2004

Interest income
Interest and fees on loans	$72,279	$48,450
Interest bearing deposits with banks	28	26
Federal funds sold and securities purchased under resale agreements	151	151
Securities	14,429	9,778
Trading account securities	22	35
Brokerage customer receivables	413	314

Total interest income	87,322	58,754

Interest expense
Interest on deposits	28,972	17,729
Interest on Federal Home Loan Bank advances	2,568	1,621
Interest on notes payable and other borrowings	1,779	746
Interest on subordinated notes	782	702
Interest on long-term debt — trust preferred securities	3,234	1,448

Total interest expense	37,335	22,246

Net interest income	49,987	36,508
Provision for loan losses	1,231	2,564

Net interest income after provision for loan losses	48,756	33,944

Non-interest income
Wealth management fees	7,944	8,473
Mortgage banking revenue	6,527	2,290
Service charges on deposit accounts	1,339	973
Gain on sale of premium finance receivables	1,656	1,475
Administrative services revenue	1,015	942
Net available-for-sale securities gains	—	852
Other	4,755	3,681

Total non-interest income	23,236	18,686

Non-interest expense
Salaries and employee benefits	29,463	20,779
Equipment	2,749	2,169
Occupancy, net	3,840	2,178
Data processing	1,715	1,302
Advertising and marketing	994	724
Professional fees	1,469	968
Amortization of other intangible assets	755	200
Other	7,319	5,937

Total non-interest expense	48,304	34,257

Income before income taxes	23,688	18,373
Income tax expense	8,676	6,779

Net income	$15,012	$11,594

Net income per common share – Basic	$0.69	$0.58

Net income per common share – Diluted	$0.65	$0.54

Cash dividends declared per common share	$0.12	$0.10

Weighted average common shares outstanding	21,831	20,148
Dilutive potential common shares	1,215	1,328

Average common shares and dilutive common shares	23,046	21,476

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

The accounting and reporting polices of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), core net interest margin and the efficiency ratio. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce on dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses.

Management also evaluates the net interest margin excluding the net interest expense associated with the Company’s Long-term debt – trust preferred securities (“Core Net Interest Margin”). Because these instruments are utilized by the Company primarily as capital instruments, management finds it useful to view the net interest margin excluding this expense and deems it to be a more meaningful view of the operational net interest margin of the Company.

A reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is shown below:

	Three Months Ended
	March 31,
(Dollars in thousands)	2005	2004

(A) Interest income (GAAP)	$87,322	$58,754
Taxable-equivalent adjustment:
– Loans	153	104
– Liquidity management assets	147	69
– Other earning assets	6	14

Interest income – FTE	$87,628	$58,941
(B) Interest expense (GAAP)	37,335	22,246

Net interest income – FTE	$50,293	$36,695

(C) Net interest income (GAAP) (A minus B)	$49,987	$36,508

Net interest income – FTE	$50,293	$36,695
Add: Net interest expense on long-term debt – trust preferred securities, (1)	3,138	1,396

Core net interest income – FTE (2)	$53,431	$38,091

(D) Net interest margin (GAAP)	3.19%	3.24%
Net interest margin – FTE	3.21%	3.26%
Core net interest margin – FTE (2)	3.41%	3.38%

(E) Efficiency ratio (GAAP)	65.97%	63.04%
Efficiency ratio – FTE	65.69%	62.82%

(1)	Interest expense from the long-term debt – trust preferred securities is net of the interest income on the Common Securities owned by the Trusts and included in interest income.

(2)	Core net interest income and core net interest margin are by definition a non-GAAP measure/ratio. The GAAP equivalents are the net interest income and net interest margin determined in accordance with GAAP (lines C and D in the table).

LOANS, NET OF UNEARNED INCOME

				% Growth
				From	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2005	2004	2004	2004 (1)	2004
Balance:
Commercial and commercial real estate	$2,850,138	$2,465,852	$1,751,364	63.2%	62.7%
Home equity	636,926	574,668	483,367	43.9	31.8
Residential real estate	281,336	248,118	177,514	54.3	58.5
Premium finance receivables	766,416	770,792	783,666	(2.3)	(2.2)
Indirect consumer loans (2)	189,628	171,926	177,580	41.8	6.8
Tricom finance receivables	33,469	29,730	23,061	51.0	45.1
Other loans	100,811	87,260	68,189	63.0	47.8

Total loans, net of unearned income	$4,858,724	$4,348,346	$3,464,741	47.6%	40.2%

Mix:
Commercial and commercial real estate	58%	57%	50%
Home equity	13	13	14
Residential real estate	6	5	5
Premium finance receivables	16	18	23
Indirect consumer loans (2)	4	4	5
Tricom finance receivables	1	1	1
Other loans	2	2	2

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized

(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.

DEPOSITS

				% Growth
				From	From
	March 31,	December 31,	March 31,	December 31,	March 31,
(Dollars in thousands)	2005	2004	2004	2004 (1)	2004
Balance:
Non-interest bearing	$581,828	$505,312	$362,644	61.4%	60.4%
NOW	697,106	586,583	424,821	76.4	64.1
Wealth Management deposits (2)	390,819	390,129	337,519	0.7	15.8
Money market	661,874	608,037	480,918	35.9	37.6
Savings	290,551	215,697	187,285	140.7	55.1
Time certificate of deposits	3,303,907	2,798,976	2,279,158	73.2	45.0

Total deposits	$5,926,085	$5,104,734	$4,072,345	65.3%	45.5%

Mix:
Non-interest bearing	10%	10%	9%
NOW	12	11	10
Wealth Management deposits (2)	6	8	8
Money market	11	12	12
Savings	5	4	5
Time certificate of deposits	56	55	56

Total deposits	100%	100%	100%

(1)	Annualized

(2)	Represents deposit balances from brokerage customers of Wayne Hummer Investments and trust and asset management customers of Wayne Hummer Trust Company at the Company’s subsidiary banks.

NET INTEREST INCOME

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2005 compared to the first quarter of 2004 (linked quarters):

	For the Three Months Ended			For the Three Months Ended
	March 31, 2005			March 31, 2004
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,501,675	$14,755	3.98%	$1,039,010	$10,024	3.88%
Other earning assets (2) (3) (8)	34,119	441	5.24	37,034	363	3.94
Loans, net of unearned income (2) (4) (8)	4,822,149	72,432	6.09	3,455,089	48,554	5.65

Total earning assets (8)	$6,357,943	$87,628	5.59%	$4,531,133	$58,941	5.23%

Allowance for loan losses	(38,295)			(26,556)
Cash and due from banks	136,256			106,688
Other assets	542,611			329,770

Total assets	$6,998,515			$4,941,035

Interest-bearing deposits	$5,005,533	$28,972	2.35%	$3,610,222	$17,729	1.98%
Federal Home Loan Bank advances	297,732	2,568	3.50	164,904	1,621	3.95
Notes payable and other borrowings	300,850	1,779	2.40	200,230	746	1.50
Subordinated notes	50,000	782	6.25	50,000	702	5.55
Long-term debt – trust preferred securities	204,526	3,234	6.33	98,582	1,448	5.81

Total interest-bearing liabilities	$5,858,641	$37,335	2.58%	$4,123,938	$22,246	2.17%

Non-interest bearing deposits	535,201			357,434
Other liabilities	124,699			103,822
Equity	479,974			355,841

Total liabilities and shareholders’ equity	$6,998,515			$4,941,035

Interest rate spread (5) (8)			3.01%			3.06%
Net free funds/contribution (6)	$499,302		0.20	$407,195		0.20

Net interest income/Net interest margin (8)		$50,293	3.21%		$36,695	3.26%

Core net interest margin (7) (8)			3.41%			3.38%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2005 and 2004 were $306,000 and $187,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the first quarter of 2005 compared to the fourth quarter of 2004 (sequential quarters):

	For the Three Months Ended			For the Three Months Ended
	March 31, 2005			December 31, 2004
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (8)	$1,501,675	$14,755	3.98%	$1,291,805	$12,331	3.80%
Other earning assets (2) (3) (8)	34,119	441	5.24	33,794	424	4.99
Loans, net of unearned income (2) (4) (8)	4,822,149	72,432	6.09	4,400,551	64,551	5.84

Total earning assets (8)	$6,357,943	$87,628	5.59%	$5,726,150	$77,306	5.37%

Allowance for loan losses	(38,295)			(35,239)
Cash and due from banks	136,256			107,566
Other assets	542,611			442,568

Total assets	$6,998,515			$6,241,045

Interest-bearing deposits	$5,005,533	$28,972	2.35%	$4,560,469	$25,225	2.20%
Federal Home Loan Bank advances	297,732	2,568	3.50	265,129	2,319	3.48
Notes payable and other borrowings	300,850	1,779	2.40	169,579	881	2.07
Subordinated notes	50,000	782	6.25	50,000	762	5.96
Long-term debt – trust preferred securities	204,526	3,234	6.33	162,561	2,371	5.71

Total interest-bearing liabilities	$5,858,641	$37,335	2.58%	$5,207,738	$31,558	2.41%

Non-interest bearing deposits	535,201			482,160
Other liabilities	124,699			92,673
Equity	479,974			458,474

Total liabilities and shareholders’ equity	$6,998,515			$6,241,045

Interest rate spread (5) (8)			3.01%			2.96%
Net free funds/contribution (6)	$499,302		0.20	$518,412		0.22

Net interest income/Net interest margin (8)		$50,293	3.21%		$45,748	3.18%

Core net interest margin (7) (8)			3.41%			3.34%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.

(2)	Interest income on tax-advantaged loans, trading account securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended March 31, 2005 was $306,000 and for the three months ended December 31, 2004 was $243,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.

(4)	Loans, net of unearned income, include mortgages held-for-sale and non-accrual loans.

(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.

(6)	Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	The core net interest margin excludes the effect of Wintrust’s Long-term Debt – Trust Preferred Securities.

(8)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Wintrust. Tax-equivalent net interest income for the quarter ended March 31, 2005 totaled $50.3 million, an increase of $13.6 million, or 37%, as compared to the $36.7 million recorded in the same quarter of 2004. Average loans in the first quarter of 2005 increased $1.37 billion, or 40%, over the first quarter of 2004.

Net interest margin represents tax-equivalent net interest income as a percentage of the average earning assets during the period. For the first quarter of 2005 the net interest margin was 3.21%, a decrease of five basis points when compared to the net interest margin of 3.26% in the prior year first quarter, and a three basis point increase when compared to the net interest margin of 3.18% in the fourth quarter of 2004. The core net interest margin, which excludes the net interest expense related to Wintrust’s Long-term Debt — Trust Preferred Securities, was 3.41% for the first quarter of 2005, 3.34% for the fourth quarter of 2004 and 3.38% for the first quarter of 2004.

The net interest margin increase of three basis points in the first quarter of 2005 compared to the fourth quarter of 2004 resulted as the yield on earning assets increased by 22 basis points, the rate paid on interest-bearing liabilities increased by 17 basis points and the contribution from net free funds decreased by 2 basis points. The earning asset yield increase was primarily attributable to a 25 basis point increase in the yield on loans. The higher loan yield is reflective of the interest rate increases affected by the Federal Reserve Bank offset somewhat by continued competitive loan pricing pressures, including the pricing related to the premium finance receivables portfolio. The interest-bearing liability rate increase of 17 basis points was due to higher costs of retail deposits in the first quarter due to continued competitive pricing pressures on fixed-maturity time deposits in most of the Company’s markets and the promotional pricing activities associated with opening additional de novo branches and branches acquired through acquisition. Overall, the Company believes it is well positioned for future rate increases.

The yield on total earning assets for the first quarter of 2005 was 5.59% as compared to 5.23% in the first quarter of 2004 and 5.37% in the fourth quarter of 2004. The increase of 22 basis points from the fourth quarter of 2004 resulted primarily from the rising interest rate environment in the last nine months offset by the effects of competitive market pressure on loan pricing spreads. The first quarter 2005 yield on loans was 6.09%, a 44 basis point increase when compared to the prior year first quarter yield of 5.65% and a 25 basis point increase compared to the fourth quarter of 2004. Average loans comprised approximately 76% of total average earning assets in both the first quarter of 2005 and 2004 and 77% in the fourth quarter of 2004.

The rate paid on interest-bearing deposits increased to 2.35% in the first quarter of 2005 as compared to 1.98% in the first quarter of 2004 and 2.20% in the fourth quarter of 2004. The rate paid on wholesale funding, consisting of Federal Home Loan Bank of Chicago advances, notes payable, subordinated notes, other borrowings and trust preferred securities, increased to 3.95% in the first quarter of 2005 compared to 3.51% in the first quarter of 2004 and 3.86% in the fourth quarter of 2004 as a result of higher overnight funding costs and the additional trust preferred borrowings added in 2004. The Company utilizes certain borrowing sources to fund the additional capital requirements of the subsidiary banks, manage its capital, manage its interest rate risk position and for general corporate purposes.

NON-INTEREST INCOME

For the first quarter of 2005, non-interest income totaled $23.2 million and increased $4.5 million compared to the prior year first quarter. The increase in non-interest income is primarily a result of higher mortgage banking revenue, higher levels of fees on covered call transactions and the impact of the recent acquisitions offset by lower wealth management fees and net securities gains. Non-interest income as a percentage of net revenue was 32% in the first quarter of 2005 and 34% in the first quarter of 2004. The Company uses this as a measuring stick as it works towards balancing the mix of net interest income and non-interest income.

The following table presents non-interest income by category for the three months ended March 31, 2005 and 2004:

	Three Months Ended
	March 31,		$	%
(Dollars in thousands)	2005	2004	Change	Change
Brokerage	$5,521	$6,295	(774)	(12.3)
Trust and asset management	2,423	2,178	245	11.3

Total wealth management fees	7,944	8,473	(529)	(6.2)

Mortgage banking revenue	6,527	2,290	4,237	185.0
Service charges on deposit accounts	1,339	973	366	37.6
Gain on sales of premium finance receivables	1,656	1,475	181	12.3
Administrative services revenue	1,015	942	73	7.8
Net available-for-sale securities gains	—	852	(852)	(100.0)
Other:
Fees from covered call and put options	2,753	2,175	578	26.6
Bank Owned Life Insurance	599	509	90	17.7
Miscellaneous	1,403	997	406	40.6

Total other	4,755	3,681	1,074	29.2

Total non-interest income	$23,236	$18,686	4,550	24.4

Wealth management fees are comprised of the trust and asset management revenue of Wayne Hummer Trust Company and the asset management fees, brokerage commissions, trading commissions and insurance product commissions at Wayne Hummer Investments, Wayne Hummer Asset Management Company and Focused Investments. Wealth management fees totaled $7.9 million in the first quarter of 2005, a $529,000 decrease from the $8.5 million recorded in the first quarter of 2004 and a $53,000 decrease from the $8.0 million recorded in the fourth quarter of 2004. Revenue from retail brokerage trading in the debt and equity markets declined $774,000 when compared to the first quarter of 2004 and $229,000 from the fourth quarter of 2004.

Mortgage banking revenue includes revenue from activities related to originating and selling residential real estate loans into the secondary market. With the addition of WestAmerica and Guardian in May of 2004, this revenue line now includes gains on the sale of mortgage loans to the secondary market, origination fees, rate lock commitment fees, document preparation fees, the impact of capitalizing servicing rights on loans sold and serviced by certain Wintrust subsidiary banks and the impact of amortizing and valuing the capitalized servicing right asset. For the quarter ended March 31, 2005, this revenue source totaled $6.5 million, an increase of $4.2 million compared to the first quarter of 2004 and an increase of $826,000 from the fourth quarter of 2004. The acquisition of WestAmerica was the primary contributor to the increase over the first quarter of 2004. Mortgage banking revenue will continue to be dependent upon the relative level of long-term interest rates.

Service charges on deposit accounts totaled $1.3 million for the first quarter of 2005, an increase of $366,000, or 38%, when compared to the same quarter of 2004. This increase was primarily due to the impact of the bank acquisitions in 2004 and 2005. The majority of deposit service charges relates to customary fees on overdrawn accounts and returned items. The level of service charges received is substantially below peer group levels, as management believes in the philosophy of providing high quality service without encumbering that service with numerous activity charges.

Wintrust has a philosophy of maintaining its average loan-to-deposit ratio in the range of 85-90%. During the first quarter of 2005, the ratio was approximately 87%. Consistent with Wintrust’s strategy to be asset-driven and the desire to maintain our loan-to-deposit ratio in the aforementioned range, Wintrust sold excess premium finance receivables volume to an unrelated third party financial institution in the first quarter of 2005 and recognized gains of $1.7 million related to this activity, compared with $1.5 million of recognized gains in the first quarter of 2004. It is probable that similar sales of premium finance receivables will occur in the future.

The administrative services revenue contributed by Tricom added $1.0 million to total non-interest income in the first quarter of 2005, an increase of $73,000 from the first quarter of 2004. This revenue comprises income from administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. Tricom also earns interest and fee income from providing short-term accounts receivable financing to this same client base, which is included in the net interest income category.

Other non-interest income for the first quarter of 2005 totaled $4.8 million compared to $3.7 million in the first quarter of 2004. Premium income from certain covered call transactions totaled $2.8 million in the first quarter of 2005 compared to $2.2 million in the same period of 2004. Management is able to effectively use the proceeds from selling covered call options to offset net interest margin compression and administers such sales in a coordinated process with the Company’s overall asset/liability management.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2005 totaled $48.3 million and increased $14.0 million, or 41%, from the first quarter 2004 total of $34.3 million. All categories of non-interest expense increased as a result of the acquisitions completed in 2004 and 2005.

The following table presents non-interest expense by category for the three months ended March 31, 2005 and 2004:

	Three Months Ended
	March 31,		$	%
(Dollars in thousands)	2005	2004	Change	Change
Salaries and employee benefits	$29,463	$20,779	8,684	41.8
Equipment	2,749	2,169	580	26.7
Occupancy, net	3,840	2,178	1,662	76.2
Data processing	1,715	1,302	413	31.8
Advertising and marketing	994	724	270	37.3
Professional fees	1,469	968	501	51.8
Amortization of other intangible assets	755	200	555	278.1
Other:
Commissions – 3rd party brokers	1,012	1,012	—	—
Postage	905	625	280	44.8
Stationery and supplies	832	534	298	55.7
Miscellaneous	4,570	3,766	804	21.4

Total other	7,319	5,937	1,382	23.3

Total non-interest expense	$48,304	$34,257	14,047	41.0

Salaries and employee benefits totaled $29.5 million for the first quarter of 2005, an increase of $8.7 million, or 42%, as compared to the prior year’s first quarter total of $20.8 million. Occupancy expense increased as a result of opening seven new banking locations during the past twelve months as part of the Company’s de novo banking strategy and adding 13 new locations as a result of the four bank acquisitions.

ASSET QUALITY

Allowance for Loan Losses

A reconciliation of the activity in the balance of the allowance for loan losses for the three months ended March 31, 2005 and 2004 is shown as follows:

	Three Months Ended
	March 31,
(Dollars in thousands)	2005	2004
Balance at beginning of period	$34,227	$25,541
Provision for loan losses	1,231	2,564
Allowance acquired in business combinations	4,793	—

Charge-offs:
Commercial and commercial real estate loans	663	729
Home equity loans	—	—
Residential real estate loans	44	—
Consumer and other loans	47	146
Premium finance receivables	443	355
Indirect consumer loans	113	110
Tricom finance receivables	—	—

Total charge-offs	1,310	1,340

Recoveries:
Commercial and commercial real estate loans	197	140
Home equity loans	—	—
Residential real estate loans	—	—
Consumer and other loans	6	32
Premium finance receivables	140	103
Indirect consumer loans	53	43
Tricom finance receivables	—	—

Total recoveries	396	318

Net charge-offs	(914)	(1,022)

Balance at March 31	$39,337	$27,083

Annualized net charge-offs as a percentage of average:
Commercial and commercial real estate loans	0.07%	0.14%
Home equity loans	—	—
Residential real estate loans	0.05	—
Consumer and other loans	0.16	0.70
Premium finance receivables	0.14	0.12
Indirect consumer loans	0.13	0.15
Tricom finance receivables	—	—

Total loans, net of unearned income	0.08%	0.12%

Net charge-offs as a percentage of the provision for loan losses	74.25%	39.86%

Loans at March 31	$4,858,724	$3,464,741
Allowance as a percentage of loans at period-end	0.81%	0.78%

Past Due Loans and Non-performing Assets

The following table sets forth Wintrust’s non-performing assets at the dates indicated. The information in the table should be read in conjunction with the detailed discussion following the table.

	March 31,	December 31,	March 31,
(Dollars in thousands)	2005	2004	2004
Loans past due greater than 90 days and still accruing:
Residential real estate and home equity	$131	$—	$—
Commercial, consumer and other	1,989	715	614
Premium finance receivables	3,005	3,869	2,777
Indirect consumer loans	259	280	192
Tricom finance receivables	—	—	—

Total past due greater than 90 days and still accruing	5,384	4,864	3,583

Non-accrual loans:
Residential real estate and home equity	1,388	2,660	1,723
Commercial, consumer and other	9,968	3,550	8,210
Premium finance receivables	8,514	7,396	6,654
Indirect consumer loans	256	118	100
Tricom finance receivables	—	—	13

Total non-accrual	20,126	13,724	16,700

Total non-performing loans:
Residential real estate and home equity	1,519	2,660	1,723
Commercial, consumer and other	11,957	4,265	8,824
Premium finance receivables	11,519	11,265	9,431
Indirect consumer loans	515	398	292
Tricom finance receivables	—	—	13

Total non-performing loans	25,510	18,588	20,283

Other real estate owned	56	—	390

Total non-performing assets	$25,566	$18,588	$20,673

Total non-performing loans by category as a percent of its own respective category:
Residential real estate and home equity	0.17%	0.32%	0.26%
Commercial, consumer and other	0.41	0.17	0.48
Premium finance receivables	1.50	1.46	1.20
Indirect consumer loans	0.27	0.23	0.16
Tricom finance receivables	—	—	0.06

Total non-performing loans	0.53%	0.43%	0.59%

Total non-performing assets as a percentage of total assets	0.35%	0.29%	0.42%

Allowance for loan losses as a percentage of non-performing loans	154.20%	184.13%	133.53%

The provision for loan losses totaled $1.2 million for the first quarter of 2005 and $2.6 million for the first quarter of 2004. For the quarter ended March 31, 2005, net charge-offs totaled $914,000, down from the $1.0 million of net charge-offs recorded in the same period of 2004. On a ratio basis, annualized net charge-offs as a percentage of average loans decreased to 0.08% in the first quarter of 2005 from 0.12% in the same period in 2004. The lower provision for loan losses in 2005 is primarily a result of a continuing low level of non-performing loans and a reduced level of net charge-offs of loans.

Management believes the allowance for loan losses is adequate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for loan losses will be dependent upon management’s assessment of the adequacy of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors.

Non-performing Residential Real Estate and Home Equity

The non-performing residential real estate and home equity loans totaled $1.5 million at March 31, 2005. The balance declined $1.1 million from December 31, 2004. Each non-performing credit is well secured and in the process of collection. Management does not expect any material losses from the resolution of any of the credits in this category.

Non-performing Commercial, Consumer and Other

The commercial, consumer and other non-performing loan category totaled $12.0 million as of March 31, 2005. The balance in this category increased $7.7 million from December 31, 2004. Of this increase, $3.1 million was attributable to the 2005 acquisitions of Antioch and FNBI. Management does not expect any material losses from the resolution of any of the relatively small number of credits in this category.

Non-performing Premium Finance Receivables

The table below presents the level of non-performing premium finance receivables as of March 31, 2005 and 2004, and the amount of net charge-offs for the periods then ended.

(Dollars in thousands)	March 31, 2005	March 31, 2004
Non-performing premium finance receivables	$11,519	$9,431
- as a percent of premium finance receivables outstanding	1.50%	1.20%
Net charge-offs of premium finance receivables	$303	$252
- annualized as a percent of average premium finance receivables	0.14%	0.12%

The level of non-performing premium finance receivables as a percent of total premium finance receivables is higher than the prior year-end level and the level reported at March 31, 2004. As noted below, fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. Management is comfortable with administering the collections at this level of non-performing premium finance receivables and expects that such ratios will remain at relatively low levels.

The ratio of non-performing premium finance receivables fluctuates throughout the year due to the nature and timing of canceled account collections from insurance carriers. Due to the nature of collateral for premium finance receivables it customarily takes 60-150 days to convert the collateral into cash collections. Accordingly, the level of non-performing premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Non-performing Indirect Consumer Loans

Total non-performing indirect consumer loans were $515,000 at March 31, 2005, compared to $292,000 at March 31, 2004. The ratio of these non-performing loans to total indirect consumer loans was 0.27% at March 31, 2005 compared to 0.16% at March 31, 2004. As noted in the Allowance for Loan Losses table, net charge-offs as a percent of total indirect consumer loans were 0.13% for the quarter ended March 31, 2005 compared to 0.15% in the same period in 2004. The level of non-performing and net charge-offs of indirect consumer loans continues to be below standard industry ratios for this type of lending.

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Stock Market® (Nasdaq: WTFC). Its 14 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Advantage National Bank in Elk Grove Village, Village Bank & Trust and First Northwest Bank in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch and Town Bank in Delafield, Wisconsin. The banks also operate facilities in Illinois in Buffalo Grove, Cary, Chicago, Clarendon Hills, Downers Grove, Glencoe, Gurnee, Grayslake, Highland Park, Highwood, Hoffman Estates, Lake Bluff, Lake Villa, Lindenhurst, McHenry, Mundelein, Northfield, Palatine, Prospect Heights, Ravinia, Riverside, Roselle, Sauganash, Skokie, Spring Grove, Wauconda, Western Springs and Winnetka, and in Madison, Wisconsin.

Additionally, the Company operates various non-bank subsidiaries. First Insurance Funding Corporation, one of the largest commercial insurance premium finance companies operating in the United States, serves commercial loan customers throughout the country. Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States. WestAmerica Mortgage Company engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices. Guardian Real Estate Services, Inc. of Oakbrook Terrace provides document preparation and other loan closing services to WestAmerica Mortgage Company and its network of mortgage brokers. Northview Mortgage, LLC engages primarily in the origination of residential mortgages for sale into the secondary market through Wintrust bank locations in Northfield, Mundelein and Wheaton, Illinois. Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients located primarily in the Midwest. Focused Investments LLC is a broker-dealer that provides a full range of investment solutions to clients through a network of community-based financial institutions throughout the Midwest. Wayne Hummer Asset Management Company provides money management services and advisory services to individual accounts as well as the Wayne Hummer Companies’ proprietary mutual funds. Wayne Hummer Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location. Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

As of March 31, 2005, Wintrust operated a total of 58 banking offices and is in the process of constructing several additional branch facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements related to Wintrust’s financial performance that are based on estimates. Wintrust intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, competition, or other factors that may influence the anticipated growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing, unanticipated changes in interest rates that negatively impact net interest income, lower than anticipated residential mortgage loan originations, future events that may cause unforeseen loan or lease losses, slower than anticipated development and growth of Tricom and the trust and investment business, unanticipated changes in the temporary staffing industry, the ability to adapt successfully to technological changes to compete effectively in the marketplace, competition and the related pricing of brokerage and asset management products, unforeseen difficulties in integrating the acquisitions of Advantage National Bancorp, Inc., Village Bancorp, Inc., WestAmerica Mortgage Company, Guardian Real Estate Services, Inc., Northview Financial Corporation, Town Bankshares, Ltd., Antioch Holding Company and First Northwest Bancorp, Inc. with Wintrust, the ability to pursue additional acquisition and expansion strategies and the ability to attract and retain experienced senior management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.

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